FEBRUARY 8, 2018 / 04:00PM GMT, LCII - Q4 2017 LCI Industries Earnings Call

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LCII - Q4 2017 LCI Industries Earnings Call

EVENT DATE/TIME: FEBRUARY 8, 2018 / 04:00PM GMT

FEBRUARY 8, 2018 / 04:00PM GMT, LCII - Q4 2017 LCI Industries Earnings Call

CORPORATE PARTICIPANTS
Brian Michael Hall LCI Industries - CFO
Jason D. Lippert LCI Industries - CEO & Director
Scott T. Mereness LCI Industries - President
Tyler Deur Lambert Edwards - Investor Relations

CONFERENCE CALL PARTICIPANTS
Craig R. Kennison Robert W. Baird & Co. Incorporated, Research Division - Director of Research Operations and Senior Research Analyst
Daniel Joseph Moore CJS Securities, Inc. - Director of Research
Kathryn Ingram Thompson Thompson Research Group, LLC - Founding Partner, CEO, and Director of Research
Scott Lewis Stember CL King & Associates, Inc., Research Division - Senior VP & Senior Research Analyst
Seth Woolf Northcoast Research Partners, LLC - VP & Research Analyst
Stephen Michael O'Hara Sidoti & Company, LLC - Research Analyst

PRESENTATION

Operator
Good day, ladies and gentlemen, and welcome to the Fourth Quarter 2017 LCI Industries Earnings Conference Call. (Operator Instructions)

As a reminder, today's program is being recorded. I would now like to introduce your host for today's program, Mr. Tyler Deur. Please go ahead.

Tyler Deur - Lambert Edwards - Investor Relations

Thank you, Jonathan. Good morning, everyone, and welcome to the LCI Industries 2017 Fourth Quarter and Year-end Conference Call.

I'm Tyler Deur with Lambert Edwards, LCI's Investor Relation's firm, and I'm joined on the call today by members of LCI's management team, including Jason Lippert, CEO and and a Director; Scott Mereness, President; and Brian Hall, CFO.

Management will be discussing fourth quarter and year-end results in just a moment. But first, they've asked me to inform you that certain statements made in today's conference call regarding LCI Industries and its operations may be considered forward-looking statements under the securities laws and involve a number of risks and uncertainties.

As a result, the company cautions you that there are a number of factors, many of which are beyond the company's control, which could cause actual results and events to differ materially from those described in the forward-looking statements. These factors are discussed in the Company's earnings release, in its annual report on Form 10-K and in its other filings with the SEC.

The Company disclaims any obligation or undertaking to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made, except as required by law.

With that, I would like to turn the call over to Jason Lippert. Jason?

Jason D. Lippert - LCI Industries - CEO & Director
Thanks, Tyler. Good morning, everyone, and thank you for joining us on today's call. It was another banner year for the RV industry, and I'm proud to announce another record year in sales for LCI. Revenues in Q4 rose 36% to $547 million, up from $403 million in Q4 2016.

Diluted earnings per share grew from $1.05 per share to an adjusted $1.20 per share during the same period. We continue to increase top and bottom-line numbers at a time when labor and raw material costs are at some of their most challenging levels in recent history.

I also wanted to send a special thank you to all of our teams for what they've accomplished this past year. RVIA numbers from December put 2017

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wholesale shipments at about 505,000 units.

November and December show continued wholesale momentum, as units increased almost 15% from the same period in 2016 and full year shipments from -- for 2017 were right at 17% up over 2016. As is widely reported, consumer confidence remains high. Younger buyers are entering our market in large numbers. Canada wholesale numbers are up, gas prices remain stable and consumer lending is still readily available.

Retail continues to look strong as the nation's largest retail show, the Tampa SuperShow, just concluded with record number of retail customers.

In early December, our largest OEM customer, Thor, reported a consolidated RV backlog of $3.58 billion, which was up 69.9% from the same period last year. RV OEM -- OEMs are continuing to put up new capacity, and in an addition to all this, we have an economic tailwind at our back as a result of the new administration's recent tax reform.

All these factors lead us to be very confident in the continuing momentum of this great industry with the focus of our product is around family, community and the great outdoors.

As we discussed on the last call, the growth in the RV industry has created opportunities for improvement in service, quality and efficiency.

For LCI, like many, the biggest pressure has been around the tight labor market, rising raw material costs and a shift in retail towards lower-cost entry-level products.

We have taken significant measures to combat the labor issues and rising raw costs. Regarding wage inflation and the shortage of workers in Elkhart County over the past couple of years, we've spent a lot of time creating great focus on our culture, leadership training, employee retention programs and charitable giving and serving initiatives in an effort to make LCI the employer of choice in our areas.

As a result, we were able to lower the -- our attrition rate from 65% in 2016 down to 38% in 2017 and have recorded record -- and have recorded attrition below 29% for the last 2 months.

In this environment of wage inflation, excess of good jobs and overtime demand, this was no easy task. To put the numbers in perspective, we turned approximately 2,500 less team members in 2017 than in 2016. These efforts have helped put us in a great position for continued operating improvement in the coming quarters.

To touch on raw materials. We've seen aluminum spike approximately 50% since 2016 as steel and other input costs are up significantly as well.

Since summer of 2017, we've been busy working with our customers to determine how we could and should recoup costs that are rising.

Due in part to our long-standing relationships with our customers, we have been able to put plans in place that will help mitigate recent increases. We've also continued to turbo charge our lean and automation improvements to help offset some of these cost increases.

We estimated over 2,000 additional team members completed our lean training in 2017 as well. And we believe this will only continue to help offset some of our costs as we move more and more toward a complete culture around continuous improvement.

To further stress our lean initiatives. We have started on a $30 million fully automated chassis processing facility that will revolutionize the way we manufacture our RV chassis, LCI's largest product line.

We expect to recoup our investment over a 4-year period while more importantly, significantly improving the quality of the chassis product and providing greater safety for our teams.

Safety improvement is a huge opportunity for our chassis welding facilities that are more prone to safety incidents due to the harsh environments and use of heavy steel products.

Over the long term, as costs have increased, we always focus not only on what we can reasonably ask our customers to do to help but also what we can do inside our own four walls to keep pricing down for our customers.

As we have every year for the last decade, LCI continues to increase content through innovation and existing product evolution. And this is especially encouraging in a market where entry-level units are fueling this growth and should yield smaller content results. In this last period, our content was up $241 per towable unit, which is significantly higher than our historical yearly average improvement of $157 per towable unit.

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Our manufacturing, sales, engineering and R&D teams, through our fantastic long-term customer relationships, continue to innovate new products and expand content regardless of the trailer size and price point.

We couldn't be happier about how our new products are being accepted and how they are lifting content growth.

Noteworthy here, is our travel-trailer leveling system that offers one-touch leveling to over 300,000 trailers built each year.

At approximately $1,000 each in content, this offers an immense opportunity for content growth at LCI.

Our partnership with Furrion continues to produce additional content such as cameras, ovens, cook tops and fireplaces for both the OEM and Aftermarkets. These products could add hundreds in content unit with more large ticket new products expected to launch in this product line over the next few quarters, including air conditioners.

Our SolidStep product, which sells for more than twice the traditional RV Step, has taken the industry by storm. We are currently producing 1,500 of these recently patented steps every week since launching it last year.

Many RV brands have indicated that they are forever moving away from the traditional trailer step because they believe our SolidStep product is such a huge improvement over the traditional step products that they've been offered for 50 years.

What's especially exciting here is that many entry-level brands have moved to the step.

At the annual RVIA show in Louisville, Kentucky, we unveiled more of our connected RV products under the OneControl home automation platform that is designed, engineered and manufactured at our LCI Technologies Division in Detroit, Michigan.

We believe that our OneControl, connect-anywhere technology for cellular is by far one of the most advanced products of its kind in the industry today. We're leveraging this technology to make one of the first truly connected RVs with the goal of ultimately allowing RV consumer to get real-time feedback from our system.

In addition to real-time support, LCI will be able to push the proactive service and selling messages in order to make the RVing experience more efficient for the customer.

Dealer and retail customers expressed excitement about these things, and we believe that this strategy will be extremely important for the next generation of RV-ers. We consider marine, cargo and equipment trailers, buses, heavy trucking and commercial vehicles as adjacent markets to

RV. Growth in these markets increased $101 million in Q4 2017, up 28% from Q4 2016 and totaled $411 million in 2017. There are a number of product lines and -- excuse me, product launches fueling this growth, and we're continuing to win share in these newer markets. Additionally, we are continuing to make great progress in the marine market, predominantly through our marine seating divisions and now through newly acquired Taylor Made, which has a 100-year reputation as a manufacturing leader in marine components.

As a result of our focus on marine and our recent acquisition of Taylor Made, LCI sales in marine -- in the marine space should trend toward well over $200 million in annualized revenues.

We're excited to listen to all our new customers in this space and find more areas of opportunity for our marine component strategy.

Our Aftermarket segment experienced continued positive growth in the last quarter, up over 36% from Q4 2016 to over $41 million in Q4 2017 and $171 million in the full year of 2017.

This growth is largely being driven by 65% growth from our RV aftermarket and service division in South Bend, Indiana. Through our fantastic technical support, call service professionals and aftermarket sales team, LCI continues to build a compelling story for our existing RV products in the aftermarket.

Equally as important, demand is largely created for our Aftermarket products as we are now putting over $1.5 billion of serviceable components into RVs every year.

Replacement parts are a huge part of our aftermarket success. And as the industry grows, so will the amount of serviceable components we put into RVs hitting the road.

FEBRUARY 8, 2018 / 04:00PM GMT, LCII - Q4 2017 LCI Industries Earnings Call

We are also continuing to find new sales opportunities for new and existing components for the over 9 million RVs on the road today.

Our teams have done an amazing job of establishing a call center and channels for all the key partners in this space, which really allows us to turbo charge programs like furniture, mattresses, jacks, steps and awnings. We're just scratching the surface of this opportunity and expect continued great success on the top and bottom lines in our aftermarket businesses.

As you know, through our recent release, we just completed the acquisition of Taylor Made. At approximately $150 million and trailing 12-month revenues, Taylor Made is the largest acquisition LCI has made in its 60-year history.

Taylor Made has a great brand, great teams and awesome products serving both the Marine and industrial equipment industries, with predominantly windows, windshields, canvas and other glass-related products.

It also has a substantial foothold in the marine aftermarket, which is exceptionally exciting. In the coming months, we'll be integrating Taylor Made into LCI and executing synergy-related opportunities between our 2 companies.

We're excited to kick off 2018 with this exciting acquisition. We've been preparing for months internally as we reposition members of our teams for the integration and are very excited about the potential it brings as it merges into the LCI family of companies.

Thank you, to all of our team members, who have worked relentlessly to make 2017 a fantastic year. I believe we're doing all the right things to make LCI the most exceptional place to work, not only in the RV industry, but also every area in which we operate. We have great people, and they all are a key part of the growth and success at LCI. Also, I want to thank our customers for their continued support. Without them, we wouldn't be where we are today.

I'll now turn the call over to Brian Hall, our CFO, to discuss our Q4 financial results. And then we'll follow with questions.

Brian Michael Hall - LCI Industries - CFO
Thanks, Jason, and good morning to everyone. Over the next few minutes, I'll provide some additional color regarding the financial results as well as point out some highlights of our cash flows and financial position.

Our consolidated net sales for the fourth quarter of 2017 increased approximately 36% to $547 million. It is important to note that 86% of our sales growth was organic, with the remainder coming from acquisitions.

Sales to RV OEMs, our largest customer base, grew at 36% compared to the fourth quarter of 2016. The RV industry continued to show strong growth as wholesale shipments of towable RVs and motorized RVs increased 20% and 16%, respectively.

Sales to other OEMs outside of RV grew at 28% to $101 million for the quarter, while our Aftermarket segment increased sales at over 36% to $41 million for the quarter.

Acquired revenues were approximately $20 million of the $144 million of consolidated net sales growth, primarily affecting net sales to the adjacent industries and the motorized RV business categories. Our consolidated net sales for the year-to-date period increased 28% to over $2.1 billion.

83% of our year-to-date sales growth was organic, with the remainder or almost $79 million coming from acquisitions.

International sales increased 113% through acquisitions as well as organic export growth and now account for over 2% of our consolidated net sales.

Sales of Furrion product also increased significantly, growing over 99% and are now approximately $165 per towable unit out of an estimated potential of over $2,000 per towable unit.

Motorized RV content per unit for the 12 months ended December 31, 2017, increased over $208 to $2,219 per unit while towable RV content per unit increased $241 to $3,263 per unit.

It is important to note that the year-over-year increase in towable content per unit is the greatest it has been in over 5 years.

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Growth in furniture, awnings, Furrion and leveling were key contributors to the increase, partially offset by the continued shift towards more entry-level product which tend to carry less content per unit for LCI.

Q4 diluted earnings per share increased to $1.20 per share adjusted to exclude the estimated impact of the Tax Cuts and Jobs Act compared to
$1.05 per share in Q4 of 2016. The increase in profit resulted from incremental sales, partially offset by increases in labor and material cost.

Full year 2017 diluted earnings per share increased to $5.76 per share adjusted to exclude the estimated impact of the Tax Cuts Act compared to
$5.20 per share in 2016.

Material costs, primarily steel, aluminum and foam, have increased significantly during 2017. Aluminum costs have increased over 30% when compared to Q4 of 2016 and is the Company's second-largest source commodity. Our material costs were higher during the fourth quarter even when compared to the third quarter of 2017.

SG&A cost totaled $73 million, relatively consistent with the previous Q3 2017 quarter. While we do expect SG&A cost to increase along with the growth of the company during 2018, we would anticipate the opportunity for continued operating leverage similar to 2017.

Noncash depreciation and amortization increased over $8.6 million for 2017, while noncash stock-based compensation increased over $4.6 million for the full year 2017.

The effective income tax rate adjusted for the Tax Cuts and Jobs Act for the quarter was 30% compared to the full year 2017 adjusted effective rate of 31%.

The rate was favorably impacted by excess tax benefits from equity-based compensation as discussed in prior quarters. The adjustment for the Tax Cuts and Jobs Act was a result of the required re-measurement of deferred tax assets using the reduced U.S. corporate income tax rate. The estimated one-time noncash charge was $13.2 million or $0.52 per diluted share.

We're estimating that 2018 effective income tax rate to be 22% to 24%. The reduction in the federal tax rate is estimated to be partially offset by the loss of the domestic production deduction along with the loss of deductibility for certain executive compensation, much of which is still yet to be clarified as everyone is sorting through the details of the Act.

We anticipate the reduction in cash taxes payable will provide additional deployable capital for business acquisitions, capital expenditures and returning capital to shareholders.

The company's financial position and cash flow remain strong. While using $61 million in cash for business acquisitions, $87 million for capital expenditures and returning $51 million to our shareholders in the form of dividends, we ended the quarter with a net debt position of $24 million at December 31, 2017.

Capital expenditures in 2017 included normal replacement CapEx along with over $25 million in automation investments and over $30 million in capacity investments.

Our cash position along with the borrowing availability under our credit facility position us well for future investments. That is the end of our prepared remarks. Jonathan, we're ready to entertain questions. Thank you.

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QUESTION AND ANSWER

Operator

(Operator Instructions) Our first question comes from the line of Craig Kennison from Baird.

Craig R. Kennison - Robert W. Baird & Co. Incorporated, Research Division - Director of Research Operations and Senior Research Analyst
I guess I wanted to start with kind of a controversial topic lately, which has been dealer inventory. Are you seeing anything in your orders that would suggest that the industry can't meet this 3% growth expectation in terms of shipment?

Jason D. Lippert - LCI Industries - CEO & Director
Can you say that again one more time. Craig, I was...

Craig R. Kennison - Robert W. Baird & Co. Incorporated, Research Division - Director of Research Operations and Senior Research Analyst
Yes. Sorry, Jason. So I mean one of the controversial topics today has to do with dealer inventory. And I'm wondering, if you're seeing anything in your orders from OEMs that would suggest that because of inventory or some other factor -- that the industry can't grow 3% in terms of shipments as the RVIA has forecasted.

Jason D. Lippert - LCI Industries - CEO & Director
Thanks for clarifying, Craig. No, our orders remain strong. Our -- we -- as you know, we look at our gauge for forecast on what the OEMs are telling us. They're plugged into the dealers. We're plugged into the OEMs. We do get some dealer visibility, and I've talked to some dealers lately, and they all seem pretty positive. But our OEMs aren't backing down on the record level of production rates that they're at right now. They continue to put up new facilities and new capacity. There's capacity going up right now that's intended to be used. So I don't really know, where some of that noise has come from or where the data came from, but -- and if you look across all our customers, they're all very positive right now. And I think that every year around January and February, everybody gets a little anxious because there's just a -- least amount of retail that happens. The dealers are stocking up in anticipation of their biggest spring and summer selling season ever this year. Not a lot moving on the lots. So there's less moving in the normal on the lots. But they've got to have the -- their lots stocked up. If they're going to get that extra half a turn or a turn back or that they might have missed last year. And from -- So from OEMs and dealers that we've talked to, everybody's still pretty positive, and that 3% number seems very doable.

Brian Michael Hall - LCI Industries - CFO
I would add. Our January sales are up over 35% over the prior year. So that'd be another thing I'd point to.

Jason D. Lippert - LCI Industries - CEO & Director
Yes. Good point.

Scott T. Mereness - LCI Industries - President
One other quick comment just about inventories. When you look at the inventory level that we have, wholesale to retail, there's been a number thrown out close to 30,000 units' increase the way that we look at it in our slide deck, that number is about -- actually about a 10-year number.

FEBRUARY 8, 2018 / 04:00PM GMT, LCII - Q4 2017 LCI Industries Earnings Call

Although, retail demand is up over 120,000 units in that same time period. So inventory turns have improved over the last 10 years and retail demand is up over 120,000 units with a moderate increase in inventory levels.

Craig R. Kennison - Robert W. Baird & Co. Incorporated, Research Division - Director of Research Operations and Senior Research Analyst
That's helpful, thank you. And then, a question on content per unit. It's been a very impressive number up almost double digits at least in some categories. Is that a number that gets chunky, and maybe we see a year -- after such a strong year, could we see a year where that flattens out? Or is there enough momentum on the product side to keep that number growing?

Jason D. Lippert - LCI Industries - CEO & Director
Well, I think our -- that's a good question. I think our R&D has got a lot of momentum right now. And we've developed more content through R&D than anything else. We used to kind of sit back and wait for customers to come to us with products. Today, the team we both set up in R&D, they're creating a lot of products and opportunities for the OEMs. So it's -- I think our historical $157 in content increase per year is a good gauge of what we're capable of doing. And one -- certainly, wouldn't sit here and say that, we think it's going to be any less we're trying to improve on that number. And you throw things like -- Furrion's got a lot of runway left. We're just getting started. We're only 2 years in there. We've got a lot of runway left with a lot of great products coming there. And then you look at things like leveling that could literally permeate a significant part of it -- the trailer business over the next 5 to 7 years. Look at our OneControl platform in electronics, and there's certainly an argument to be made that all customers are going to demand that they've got that kind of functionality in their RVs. So you look at some of the big product lines we're working on, leveling, OneControl, Furrion and some of the other things. Steps -- I mean Steps is a huge one considering we're putting this new product that's roughly a little bit more than twice the cost of the -- to the OEMs of the traditional RV step. And we're putting that on $15,000 trailers right now, which is a good sign that we can get that across the board and the industry. So I don't think it's going to be a tall order.

Scott T. Mereness - LCI Industries - President
Just to add a bit of color on Furrion, Craig. So Furrion sales right now at least for 2017 were $85 million. When we inked the agreement 2.5 years ago, it was $30 million. And we show in our IR deck, we show $810 million of addressable -- total addressable market above and beyond where Furrion sales hit. So if you just isolate Furrion, we would say that we're kind of 10% market share in those products and got a lot of runway ahead of us. So I wouldn't look at Furrion products as being lumpy. If anything it will for sure help to accelerate that content per vehicle number.

Craig R. Kennison - Robert W. Baird & Co. Incorporated, Research Division - Director of Research Operations and Senior Research Analyst
And then finally, in the past, you've given some margin guidance. But with cost pressures such as they are, you're falling short here recently despite fantastic revenue. Could you just walk through what your margin expectations might be for 2018 to the extent you want to comment? And then, in particular, address what Furrion and what Taylor Made do to your margin outlook?

Scott T. Mereness - LCI Industries - President
So I think one of the things that we wanted to talk about was first and foremost, some of the increases that we talked about on the third quarter call, we feel like the second and third round worth of increases that we have on the table are in excess of the number that we talked about before. Again, we're -- like Jason said, aluminum's up 50% since 2016. We're -- we've been faced with a significant challenge dealing with input costs. And it's taken a lot of time and a lot of effort to work with our customers on where we need to be from a pricing standpoint. We appreciate their patience and working with us, and we feel good about where we stand as far as those additional increases -- those are all done and over with and will be rolled out largely in the second quarter. So in terms of target margin, you've heard us say for the last couple of quarters, 11.5% to 12.5%. I think from where we are right now, you'll see some gradual improvement, based on what I just said, some gradual improvement throughout the year, quarter by quarter. But we still feel like, for -- from a 2018 perspective, we should be able to hit the low end of that target. So we're optimistic. I mean our sales are off the chart. We feel like our sales are off the chart. We've got a lot of great things going in terms of content growth, lean activities and lots of new markets like Taylor Made as one example that will fuel future growth. In terms of how Furrion and Taylor Made impact our margins. Both of these businesses are slightly below our overall book of business but not too far off. So it'd be a little bit of a drag but not significant.

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Jason D. Lippert - LCI Industries - CEO & Director
We're going to work to continue to do what we can to get the margins up in those business units. Taylor Made obviously being early, early stages, and we have a lot of opportunity there.

Operator
Our next question comes from the line of Kathryn Thompson with Thompson Research Group.

Kathryn Ingram Thompson - Thompson Research Group, LLC - Founding Partner, CEO, and Director of Research
Just a follow-up on the Taylor Made acquisition. Give a little more clarity on which divisions the revenues will flow through just for modeling purposes. Also, give an update on the expected full year D&A, given the Taylor Made acquisition. I know you commented briefly on margins, but if you could give a little bit more color on the delta of margins, the margin profile versus legacy LCI, and also where the opportunity is for improving these margins?

Brian Michael Hall - LCI Industries - CFO
Kathryn, this is Brian. To start with, Taylor Made. Most -- that should almost all flow into our adjacent industry revenue number within the OEM segment. Other than the Aftermarket piece that they do which we disclosed at...

Scott T. Mereness - LCI Industries - President
15%.

Brian Michael Hall - LCI Industries - CFO
15% of the revenues between the marine and then a lot of what they call industrial is really just traditional adjacent industries for us. And then, could you go back I think you had maybe 3 or 4 different -- depreciation and the amortization. Yes, depreciation and the amortization. As we disclosed in the press release that our expectation would be $65 million to $70 million for the year, that would not include the Taylor Made acquisition. So as we work through the -- to value the opening balance sheet of the Taylor Made acquisition, we would look to revise those numbers here as part of Q1. And then for margins, margins was another -- and exactly what you were looking for more color on there?

Kathryn Ingram Thompson - Thompson Research Group, LLC - Founding Partner, CEO, and Director of Research
Yes. What's the delta between Taylor Made margins versus legacy LCI consolidated gross margins? And what is the potential upside? In other words, is there synergies from a cost standpoint in terms of both buying or -- really just looking for where are they now, where can they go.

Jason D. Lippert - LCI Industries - CEO & Director
Kind of what -- along the lines what we just answered with the previous question. The margin profiles are a little bit smaller, but we don't do acquisitions to keep margins the same. So -- we just completed the acquisition, there are synergy opportunities across product lines at LCI and some of the things that we do with glass and tempering and things like that. So as we get into that, there'll be more discussion on our end as to what kind of progress we're making. But certainly, we're -- we've made the acquisition to improve the -- we feel we can improve the margins with our scale on the raw material side and our sourcing side -- sourcing -- strategic sourcing department and things like that. So we'll give you more color as we get farther along.

Kathryn Ingram Thompson - Thompson Research Group, LLC - Founding Partner, CEO, and Director of Research
Okay. And I may have missed this. Did you -- have you quantified what synergies, the potential synergies?

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Scott T. Mereness - LCI Industries - President
No, we typically do not. But just to give you a little bit of an idea in terms of new products and some of the cross selling activities that we've got going on between the 2 businesses. So one of their, they've got an awning that is in the process of launching in Q1, that would be a marine awning for open-water boats. So that's exciting, the synergy between our awning division and their new product. Definitely, we'll be able to share ideas and help with cost and go to market. Some of the towable units on the RV side take what we call picture windows are complex contoured glass. We see some of the fifth wheels that have a front living room that has a panoramic window, picture window. That would be something that Taylor Made would be able to produce for the RV industry. And then you look at -- giving one more example, you look at some of the contoured -- corner windows that a company like Airstream uses would be another example of a -- an RV product that Taylor Made could produce. So excited about their opportunity, allowing us to sell more into the RV industry. And then some of their growth opportunities specifically in the marine industry. So we're excited. One correction, other -- Aftermarket is 20%, not 15%.

Kathryn Ingram Thompson - Thompson Research Group, LLC - Founding Partner, CEO, and Director of Research
Okay. Perfect. And then just following up on OEM segment margins, and I know this has been a focus for the past 2, 3 quarters. And in fact, you said even in last quarter's call, that you expected tailwinds into the second half, which clearly did happen in Q4. But it's my understanding that much of the margin headwinds this quarter are mainly -- primarily material secondarily mix, and labor is not as much of a headwind. Could you clarify that that's accurate? And then also, you had expected some sequential improvement in margins. Are these based on pricing actions from Q2 and Q3 of last year? Or is it something more that you're trying to implement right now? Really helping us to better understand kind of the flow through of price increase -- pricing actions.

Brian Michael Hall - LCI Industries - CFO
Kathryn, it's Brian. For the fourth quarter so looking year-over-year, how I would describe it as is it's about 80-20 between materials and labor. So labor's about 20% of the deterioration in margin, which if you rewind back a couple of quarters, there was more of a 2/3, 1/3. So as we've been saying, that's continued to level off for us. So about 80-20. And when you look at the -- at that 80%, most of it's increases in input cost. I'd say a very marginal piece of it would be just higher material cost due to mix issues.

And then with -- related to the price increases. Yes, as we said previously, some -- we do have some carryover from the first round of price increases that should take effect during here during Q1. But I would say, they -- the additional fee -- the second round is greater than those rounds, and most of that will take place in the second quarter.

Jason D. Lippert - LCI Industries - CEO & Director
We've been working diligently with our customers over the last 2 months to try to work with them to come up with a good solution to recoup some of those. Typically, we're trying to compromise with our customers on when the best time for them to do something like that is and how much. And -- so we've had those conversations over the last couple of months. And those - got most of that ready to implement for Q2 of this calendar year.

Operator
Our next question comes from the line of Daniel Moore from CJS Securities.

Daniel Joseph Moore - CJS Securities, Inc. - Director of Research
The new chassis facility that you've referenced, when do we expect that to be up and running? And I think you said you've recouped investment over 4 years. Just maybe talk about the cadence of that, what do you expect to recoup in Q1 -- excuse me, in year one and going from there.

Jason D. Lippert - LCI Industries - CEO & Director

FEBRUARY 8, 2018 / 04:00PM GMT, LCII - Q4 2017 LCI Industries Earnings Call

[Daniel], we've sort of -- we've pressed the button on this production facility and other equipment related, and expect to be -- some time in 2019 it'll -- we'll have more color on that later this year. We're focused on a lot of things. We've been building chassis the same way for over a decade. And this is going to highly improve the quality and reduce the opportunity for error in a lot of the chassis production that happens. And then, Scott can take the question on -- the payback question, part of the question you had.

Scott T. Mereness - LCI Industries - President
Yes, so when you look at the investment of $30 million -- we have talked about an $8 million to $10 million cash flow benefit from the project once it's fully online. Again, that's a fairly broad range. But we would expect it to probably ramp up in 2019. I think we're -- right now we're kind of looking at early in Q1 in terms of it coming online. But probably, cash flow in 2019 being towards the low side of that range. And then in years 2 and 3 getting to that point. So if you run the numbers, it's probably a little bit less than a four year payback. But just being conservative, we're -- right now, we're calling it a four year payback. Again, the biggest and most complex lean and automation initiative we've done as a company. We're super excited we partnered with the automation unit of Lincoln Electric, one of the largest welding companies in the world. And we feel like we've partnered with the right team and even internally have a dedicated team that is moving this project forward. It's a large project, and lots of people are making sure that we dot i's and cross t's.

Daniel Joseph Moore - CJS Securities, Inc. - Director of Research
Very helpful. Just a follow up. I know there's been a lot of -- and I know you'd rather sense it give too much in terms of specificity. But as far as gross margins are concerned, would you expect Q4 to mark the low point, given the balance between continually rising input cost and those price increases? Or can we see a little bit of additional sequential decline before ramping from there?

Brian Michael Hall - LCI Industries - CFO
I would say, that when you look at -- when we talked previously about aluminum as an example being up 50%. We've -- I would say through today, it's probably up over 60%. We've already seen the 50%. If that helps to provide some color.

Scott T. Mereness - LCI Industries - President
Dan, I would -- this is Scott. I would probably say, yes, the Q4 is probably the low point. Just looking at the timing and the amount of increases that we've either talked about on Q3's call or the -- kind of the second round that we just talked about that would go in effect in Q2. I think it would be a good guess that Q4 would be the low point.

Jason D. Lippert - LCI Industries - CEO & Director
Especially, understanding that January was up 36%. We've got the sales, we've got the orders for the rest of the quarters. So sales look really good. Our -- we're operating efficiently. We've got the pricing increases coming into play. So I'd agree.

Daniel Joseph Moore - CJS Securities, Inc. - Director of Research
Very helpful. Lastly for me, DSOs crept up a little bit toward the end the year. Any color there just a function of timing in your expectations from normalization of free -- of cash flow.

Brian Michael Hall - LCI Industries - CFO
Yes, this is Brian, I would say that most of it's because of our growth within -- the international markets, adjacent industries having 16 days sales outstanding as we did in the prior year. That's a product of the RV industry, the cash flows are solid there. And so we've -- they pay on time every month, and as we get into some of these outside markets, that's the reason for some of the stretch there.

FEBRUARY 8, 2018 / 04:00PM GMT, LCII - Q4 2017 LCI Industries Earnings Call

Operator
Our next question comes from the line of Scott Stember from CL King.

Scott Lewis Stember - CL King & Associates, Inc., Research Division - Senior VP & Senior Research Analyst
Just really quick -- just talk about the margins again and the raw materials. I've had the benefit of as many of us on the call here have -- going through many cycles with regards to raw materials spiking and then falling. That's my experience that your company always gets what it needs. It's always a timing issue. And you pretty much get what you need from your OEM customers. Is there any reason to believe that, that relationship has changed?

Jason D. Lippert - LCI Industries - CEO & Director
Not at all. I mean, we've got a 23-year history with a lot of our -- almost all of our customers. And we've been through these things before. A little bit more rocky the last 12 months with some of the things that aluminum's done. But I think it's important to give you some perspective and -- we've not increased some of these products in 3-plus years. So we hold prices probably more thoroughly than a lot of other industries do. We don't have a regular ongoing price-increase strategy that's annualized. And you look at some of the history with some of our customers. We can show that we have provided net decreases through cost savings and the continuous improvement efforts we've laid out in our company, cost -- and net cost decreases over a few years to our customers. So when we have to do these things, we generally feel pretty good. But it's a tough situation, and we've got to work with our customers really well, and we have to help -- let them help lay the groundwork for when and how much they can look to pass along when they can pass along. And sometimes they're looking at having to change the content up in their coaches to be able to provide a realistic price back to their customers at the dealer level. That ultimately get marked up and passed on to the retail customer. But there's absolutely 100% confidence on our end that our customer relationships are rock solid. And they affirm that every time we go through one of these things by being thankful that we can have honest and open and fair conversations.

Scott Lewis Stember - CL King & Associates, Inc., Research Division - Senior VP & Senior Research Analyst
Got it. And with regards to the sales rates in January up 35%, obviously, you probably had a few days' worth of Taylor in there. But clearly, if you were to look at the overall sales rates, including Taylor, they are certainly up a lot more than the 35% that we're seeing right now, correct?

Brian Michael Hall - LCI Industries - CFO
Obviously, Taylor Made did not have a significant impact on the month. If you think about the timing of the transaction, we had to take physical inventories and so that would limit the amount of shipments that they'd have going out.

Scott Lewis Stember - CL King & Associates, Inc., Research Division - Senior VP & Senior Research Analyst
I guess I'm just referring to for the rest of the quarter assuming all things remained equal on the organic front.

Jason D. Lippert - LCI Industries - CEO & Director
Yes, then the story is, you know, RV sales. I mean obviously, it's up significantly. And they're running at a record clip right now.

Scott Lewis Stember - CL King & Associates, Inc., Research Division - Senior VP & Senior Research Analyst
Got it. And just last question going back to the chassis opportunity. I think in the past, you've talked about how you'll be gaining a lot of these savings over the four year-plus period. Some of it's on the labor side, but a lot of it also is on the quality side as well. Can you maybe just touch into that a little bit more just so we get a little bit more granular feel of what we could be looking for?

Jason D. Lippert - LCI Industries - CEO & Director

FEBRUARY 8, 2018 / 04:00PM GMT, LCII - Q4 2017 LCI Industries Earnings Call

Are you talking about on the quality side specifically?

Scott Lewis Stember - CL King & Associates, Inc., Research Division - Senior VP & Senior Research Analyst
Oh, quality and also just I guess on the labor side. Since it is your biggest product line, and obviously, given the shortage of labor in the outcome area. Just how this will help you.

Jason D. Lippert - LCI Industries - CEO & Director
Yes, so -- and if you just kind of look a little granular at the project, we're talking about removing a lot of the cutting and welding on the main rails of the chassis, which are the biggest part of the product. We've probably got 80-plus saw operators in the company around the chassis product. And all those saws go away because it's all automated, and we're working off of a laser cutter. So we eliminate a lot of opportunity for errors, we eliminate opportunities for injuries with the saws. We move all those saws out of our 5 chassis operations here in Elkhart County. And that frees up more capacity. So if the industry continues to grow, or even if it doesn't, we can utilize that capacity and maybe get rid of some of the overtime that we're working right now at the chassis facilities and use those spaces for the -- that the saws took up to build more chassis. And so it kind of helps on a few different levels: capacity, labor, quality, safety and ultimately some cost. And you can't put a price on improving the level of quality that greatly on a product that typically is pretty tough. For us not to have to be at our customers' -- fixing some of the problems that the traditional way of building presents on a regular basis it'll be good for our image and improving the products as well.

Scott T. Mereness - LCI Industries - President
The other cash flow benefit is from the fact that it goes from a noncontinuous type operation, currently with our saws, to a continuous line. And that eliminates all of the scrap as far as the I-beam, which is a significant part of the return.

Operator
(Operator Instructions) Our next question comes from the line of Steve O'Hara form Sidoti & Company.

Stephen Michael O'Hara - Sidoti & Company, LLC - Research Analyst
Just on the labor cost. I'm sorry, did you say that was 80% of the hit to margin? Or did you quantify that? I missed that.

Brian Michael Hall - LCI Industries - CFO
No. This is Brian. I said it is 80-20. 20% being the labor.

Stephen Michael O'Hara - Sidoti & Company, LLC - Research Analyst
Okay. And I mean, in terms of the tax change. I mean, is that -- did you think that makes it any easier or harder to put through cost increases to customers?

Jason D. Lippert - LCI Industries - CEO & Director
Please, Steve, you're cutting out there. Can you say that again?

FEBRUARY 8, 2018 / 04:00PM GMT, LCII - Q4 2017 LCI Industries Earnings Call

Stephen Michael O'Hara - Sidoti & Company, LLC - Research Analyst
Yes. Sorry. So do you think that tax -- the change in the tax code makes it any easier or more difficult to pass through cost increases?

Jason D. Lippert - LCI Industries - CEO & Director
Yes. That really hasn't come into the thought process. We don't even know really what it's going to be as of yet. So we're taking -- our continued focus on CapEx, acquisitions and shareholder return, and that's kind of how we look at any kind of improvement in margins or anything else.

Stephen Michael O'Hara - Sidoti & Company, LLC - Research Analyst
Okay. And then just on the Taylor Made acquisition. Did you say what the acquisition price was, and what multiple you paid?

Scott T. Mereness - LCI Industries - President
No we haven't. We're going to detail that in our Q, or I guess K. So keep looking for that in that -- in the K.

Stephen Michael O'Hara - Sidoti & Company, LLC - Research Analyst
Okay. And then, I mean assuming the industry grows at a more moderate pace in 2018. I mean, is there like a sweet spot for your margins in terms of the actions you've taken so far. If growth was the 3% that RVIA is looking for versus, let's say, 10% or 15%. Is there a sweet spot there for you guys in terms of where your margins are and where you are situated from a capacity standpoint?

Scott T. Mereness - LCI Industries - President
I think we've tried a couple of different ways to answer the question here this morning. I think we're comfortable saying that our business, if it doesn't -- if it isn't faced with significant headwind, it should be able to operate in an 11.5% to 12.5% range. 2018 is probably going to be towards the lower end. I think that's what we said a couple of times.

Operator
Our next question comes from the line of Seth Woolf from Northcoast Research.

Seth Woolf - Northcoast Research Partners, LLC - VP & Research Analyst
Just -- I hate to belabor the point. But on the margins, I just wanted to clarify. So on the last call, you said you guys are talking about $38 million worth of improvements in the cost efficiencies and/or price increases. Did those go through, or am I to understand that they're going to take place in 2Q, and it's just a timing thing?

Jason D. Lippert - LCI Industries - CEO & Director
Well Seth, we've explained in the past that those are already done, and that's taken place from largely Q4 and Q1. This next round of aluminum-based increases and import-related and foam-related increases for our customers are scheduled to be more than what we've -- what we did in the first round with labor and other things and start Q2.

Seth Woolf - Northcoast Research Partners, LLC - VP & Research Analyst
Okay. Excellent. And then just on the 35% growth figure. It's obviously -- it's outstanding. It would represent a nice acceleration in industry revenue

FEBRUARY 8, 2018 / 04:00PM GMT, LCII - Q4 2017 LCI Industries Earnings Call

one would think. But just to clarify, was there a timing shift in the big aftermarket show? And then if so, could you kind of parse out what the impact would be to the Aftermarket segment in January?

Jason D. Lippert - LCI Industries - CEO & Director
I guess I didn't really understand the question. And to clarify on the last question. Pricing increases are really tough to get through. They're always difficult. But we've got a 23-year history of working with our customers to get these things done in a timely manner for our customers and for our business.

Scott T. Mereness - LCI Industries - President
I think for the quarter, we're showing our Aftermarket revenue's being up 20%.

Brian Michael Hall - LCI Industries - CFO
36%.

Scott T. Mereness - LCI Industries - President
36%. I'm sorry. I'm probably looking at a different number. But when you look at the health of the business -- and then one of the other aspects of
-- on a going-forward basis would be just the Taylor Made impact to that segment. So again, we're optimistic that we had an acquisition there and Taylor Made that hits adjacency, hits aftermarket, hits international and bolsters each of those categories. So it really checked a lot of the boxes that we're looking for in an ideal acquisition.

Seth Woolf - Northcoast Research Partners, LLC - VP & Research Analyst
Okay. Excellent just wanted to clarify what I meant with the aftermarket in aftermarket question. I think there's a large Aftermarket show that took place early in January this year whereas last year, it was on -- I think it occurred on 30 or 31. I didn't know it's been a disproportionate benefit from the Aftermarket revenue in that 35% you guys call out the press release. So...

Jason D. Lippert - LCI Industries - CEO & Director
Nothing significant. It's an NTP show I think is what you're referring to. It's an order taking show. So a lot of that happens over the course of the next several months in terms of delivery of that product.

Scott T. Mereness - LCI Industries - President
And our LTM Aftermarket revenues are $171 million. So -- and you're talking about something that's pretty small on the grand scheme of things.

Operator
Thank you. And this does conclude the question-and-answer session of today's program. I'd like to hand the program back to Jason Lippert for any further remarks.

Jason D. Lippert - LCI Industries - CEO & Director
Just want to thank everybody for joining us on the call today. And we look forward to reporting results next quarter. Thanks again. Bye-bye.

FEBRUARY 8, 2018 / 04:00PM GMT, LCII - Q4 2017 LCI Industries Earnings Call

Operator
Thank you, ladies gentlemen for your participation in today's conference. This does conclude the program. You may now disconnect. Good day.

Editor
Forward-Looking Statements

This transcript contains certain "forward-looking statements" with respect to our financial condition, results of operations, business strategies, operating efficiencies or synergies, competitive position, growth opportunities, acquisitions, plans and objectives of management, markets for the Company's Common Stock and other matters. Statements in this transcript that are not historical facts are "forward-looking statements" for the purpose of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended, and involve a number of risks and uncertainties.

Forward-looking statements, including, without limitation, those relating to our future business prospects, net sales, expenses and income (loss), cash flow, and financial condition, whenever they occur in this transcript are necessarily estimates reflecting the best judgment of the Company's senior management at the time such statements were made. There are a number of factors, many of which are beyond the Company's control, which could cause actual results and events to differ materially from those described in the forward-looking statements. These factors include, in addition to other matters described in this transcript, pricing pressures due to domestic and foreign competition, costs and availability of raw materials (particularly steel and aluminum) and other components, seasonality and cyclicality in the industries to which we sell our products, availability of credit for financing the retail and wholesale purchase of products for which we sell our components, inventory levels of retail dealers and manufacturers, availability of transportation for products for which we sell our components, the financial condition of our customers, the financial condition of retail dealers of products for which we sell our components, retention and concentration of significant customers, the costs, pace of and successful integration of acquisitions and other growth initiatives, availability and costs of production facilities and labor, employee benefits, employee retention, realization and impact of expansion plans, efficiency improvements and cost reductions, the disruption of business resulting from natural disasters or other unforeseen events, the successful entry into new markets, the costs of compliance with environmental laws, laws of foreign jurisdictions in which we operate, and increased governmental regulation and oversight, information technology performance and security, the ability to protect intellectual property, warranty and product liability claims or product recalls, interest rates, oil and gasoline prices, the impact of international, national and regional economic conditions and consumer confidence on the retail sale of products for which we sell our components, and other risks and uncertainties discussed more fully under the caption "Risk Factors" in the Company's Annual Report on Form 10-K for the year ended December 31, 2016, and in the Company's subsequent filings with the Securities and Exchange Commission. The Company disclaims any obligation or undertaking to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made, except as required by law.

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